 Exhibit 99.8(n)

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FUND PARTICIPATION AGREEMENT

Clayton Street Trust

THIS AGREEMENT is made this 1st day of May 2016. between Janus Distributors LLC (the “Distributor”) and Janus Services LLC (“Janus Services”), each a Delaware limited liability company, and Protective Life and Annuity Insurance Company, a life insurance company organized under the laws of the State of Alabama (the “Company”), on its own behalf and on behalf of each segregated asset account of the Company set forth on Schedule A, as may be amended from time to time (the “Accounts”).

W I T N E S S E T H:

WHEREAS, the Distributor serves as the Distributor and principal underwriter for Clayton Street Trust ( the “Trust”), an open-end management investment company registered with the Securities and Exchange Commission (the “SEC”) under the Investment Company Act of 1940 (the “1940 Act”); and

WHEREAS, the Trust is comprised of a number of investment portfolios (each, a “Portfolio”) and issues a separate series of shares of beneficial interest (the “Shares”) for each Portfolio representing a fractional undivided interest in that Portfolio. Each series of shares may be divided into several classes (“Classes”); and

WHEREAS, all Shares of the Trust are registered with the SEC under the Securities Act of 1933, as amended (the “1933 Act”) on Form N-l A. The term “registration statement,” as used herein, means the Trust’s 1933 Act registration statement on Form N-lA filed with the SEC, including all prospectuses therein (each, a “Prospectus”), statements of additional information therein (each, an “SAI”) and exhibits thereto, as of the effective date of the most recent post- effective amendment thereto; and

WHEREAS, Janus Services serves as the transfer agent for the Trust and has been designated by the Trust and the Distributor as the party authorized to receive orders for transactions in Shares; and

WHEREAS, the Company desires to submit orders to effect transactions in Shares of one or more of the Portfolios as set forth on Schedule B (attached hereto) for separate accounts established for variable life insurance policies and variable annuity contracts to be offered by the Company; and

WHEREAS, the Distributor and Company are members in good standing of the National Securities Clearing Corporation (the “NSCC”) and have access to the NSCC’s Defined Contribution Clearance and Settlement system (“DCC&S”) and/or Fund/SERV system (“Fund/SERV”) (collectively, the “NSCC Systems”); and

WHEREAS, the Company has registered or will register (unless registration is not required under applicable law) certain variable life insurance policies and/or variable annuity contracts under the 1933 Act (the “Contracts”); and

WHEREAS, the Company has registered or will register each Account as a unit investment trust under the 1940 Act; and

WHEREAS, the Company desires to utilize the Shares of one or more Portfolios as an investment vehicle of the Accounts.

NOW, THEREFORE, in consideration of their mutual promises, the parties agree as follows:

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 ARTICLE I

Sale of Trust Shares

1.1                               The Distributor agrees to make Shares available for purchase at the applicable net asset value per share by the Company and its Accounts on those days on which the Trust calculates its net asset value pursuant to rules of the SEC. The Trust shall use reasonable efforts to calculate such net asset value on each day which the New York Stock Exchange is open for trading.

1.2                               The Company shall submit orders for the purchase, redemption or exchange of Shares in accordance with Schedule C to this Agreement. The Distributor shall make Shares of the Portfolios listed on Schedule B available to the Accounts at the net asset value next computed after receipt of such purchase order by Janus Services, as established in accordance with the provisions of the then current Prospectus of the Trust. Shares of a particular Portfolio of the Trust shall be ordered in such quantities and at such times as determined by the Company to be necessary’ to meet the requirements of the Contracts. The Trustees of the Trust (the “Trustees”) may refuse to sell Shares of any Portfolio to any person, or suspend or terminate the offering of Shares of any Portfolio if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Trustees acting in good faith and in light of their fiduciary duties under federal and any applicable state laws, necessary in the best interests of the shareholders of such Portfolio (it being understood that for this purpose shareholders means Contract owners). The Distributor or Janus Services shall provide to Company, on behalf of the Trust, notice of the Trustees’ election to suspend or terminate the offering of Shares at least 10 business days, or as soon as otherwise reasonably practicable before such suspension or termination in order to give the Company sufficient time to prepare for such suspension or termination. With respect to payment of purchase price by the Company and of redemption proceeds by the Trust, the Company and Janus Services shall remit gross purchase and sale orders with respect to each Portfolio and shall transmit one net payment per Portfolio in accordance with the provisions of this Article I.

1.3                               Janus Services will redeem any full or fractional Shares of any Portfolio when requested by the Company on behalf of an Account at the net asset value next computed after receipt by Janus Services of the request for redemption, as established in accordance with the provisions of the then current Prospectus of the Trust. Janus Services shall make payment for such Shares in the manner established from time to time by Janus Services, but in no event shall payment be delayed for a greater period than is permitted by the 1940 Act.

1.4                               For the purposes of Sections 1.1 and 1.2, Janus Services hereby appoints the Company as its agent for the limited purpose of receiving and accepting purchase and redemption orders resulting from investment in and payments under the Contracts, and receipt by such agent shall constitute receipt by Janus Services and the Trust.

1.5                               Janus Services shall furnish prompt notice to the Company of any income dividends or capital gain distributions payable on the Trust’s Shares. The Company hereby elects to receive all such income dividends and capital gain distributions as are payable on a Portfolio’s Shares in additional Shares of that Portfolio. Janus Services shall notify the Company of the number of Shares so issued as payment of such dividends and distributions.

1.6                               Janus Services shall make the net asset value per Share for each Portfolio available to the Company on a daily basis as soon as reasonably practical after the net asset value per Share is calculated (normally 6:30 p.m. Eastern time) and shall use its best efforts to make such net asset value per Share available by 7:00 p.m. Eastern time. If Janus Services is unable to meet the 7:00 p.m. Eastern time for the communication of net asset value information, Janus Services shall provide additional time for the Company to place orders for the purchase and redemption of Shares and make any applicable purchase payment. If Janus Services provides the Company with materially incorrect share net asset value information, Janus Services shall make an adjustment to the number of shares purchased or redeemed for the Accounts to reflect the correct net asset value per share. Janus Services shall make the determination as to whether an error in net asset value has occurred and is a material error in accordance with its own internal policies, which are consistent with SEC materiality guidelines. Any material error in the calculation or reporting of net asset value per share, dividend or capital gains information shall be reported promptly upon discovery to the Company. Any administrative or other costs or losses incurred for correcting underlying Contract owner accounts shall be at the Trust’s or Janus Services’ expense.

1.7                               The Distributor agrees that Shares will be sold only to insurance companies and their separate accounts and to certain “qualified” pension and retirement plans, as defined by the Internal Revenue Service. No Shares of any Portfolio will be sold directly to the general public. The Company agrees that Trust Shares will be used only for the purposes of funding the Contracts and Accounts listed in Schedule A, as amended from time to time.

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1.8                               (a)                                 All orders accepted by the Company shall be subject to the terms of the then current Prospectus of each Portfolio, including without limitation, policies regarding excessive trading. The Company shall use its best efforts, and shall reasonably cooperate with. Janus Services to enforce stated Prospectus policies regarding transactions in Shares, particularly those related to excessive trading and short-term trading. The Company acknowledges that orders accepted by it in violation of the Trust’s stated policies may be subsequently revoked or cancelled by the Trust or Janus Services and that neither the Trust, Janus Services nor the Distributor shall be responsible for any losses incurred by the Company or Contract or Account as a result of such cancellation. Janus Services shall notify the Company of such cancellation prior to 12:00 p.m. New York time on the next Business Day after any such cancellation.

(b)                                 The Company acknowledges and agrees that all orders for Shares are subject to acceptance or rejection by the Trust in its sole discretion and the Trust may, in its discretion, suspend or withdraw the sale of Shares of any Portfolios, including the sale of such Shares to the Company for the account of any Contract owner. In addition, the Company acknowledges that the Trust has the right to refuse any purchase order for any reason, particularly if the Trust determines that a Portfolio would be unable to invest the money effectively in accordance with its investment policies or would otherwise be adversely affected due to the size of the transaction, frequency of trading by the account, or other factors. Janus Services shall provide to Company, on behalf of the Trust, notice of the Trustees’ election to suspend or terminate the offering of Shares at least 10 business days, or as soon as otherwise reasonably practicable, before such suspension or termination in order to give the Company sufficient time to prepare for such suspension or termination. In an effort to reduce the risk of the Trust or Janus Services rejecting a purchase order or delaying a redemption order for a large trade, the Company agrees to use its best efforts to provide advance notice to Janus Services of an order in the amount of or over $1 million as soon as the Company has a reasonable basis to believe such order is valid.

1.9                               The Company certifies that it is following all relevant rules and regulations, as well as internal policies and procedures, regarding “forward pricing” and the handling of mutual fund orders on a timely basis. As evidence of its compliance, the Company shall provide, upon request, certification to Janus Services or the Distributor that it is following all relevant rules, regulations, and internal policies and procedures regarding “forward pricing” and the handling of mutual fund orders on a timely basis.

ARTICLE II

Obligations of the Parties

2.1                               The Trust shall prepare and be responsible for filing with the SEC and any state regulators requiring such filing all shareholder reports, notices, proxy materials (or similar materials such as voting instruction solicitation materials). Prospectuses and SAIs of the Trust. The Trust shall bear the costs of registration and qualification of its shares, preparation and filing of the documents listed in this Section 2.1 and all taxes to which an issuer is subject on the issuance and transfer of its shares.

2.2                               At the option of the Company, the Distributor on behalf of the Trust shall either (a) provide the Company (at the Company’s expense) with as many copies of the Trust’s Shares’ current Prospectus, annual report, semi-annual report and other shareholder communications, including any amendments or supplements to any of the foregoing, as the Company shall reasonably request: or (b) provide the Company with a camera ready copy of such documents in a form suitable for printing. The Distributor shall provide the Company with a copy of the Shares’ SAI in a form suitable for duplication by the Company. The Distributor (at its or the Trust’s expense) shall provide the Company with copies of any Trust-sponsored proxy materials in such quantity as the Company shall reasonably require for distribution to Contract owners.

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2.3                               (a)                                 If the Company elects to print shareholder communications pursuant to 2.2(b) above, the Company shall bear the costs of printing and distributing the Trust’s prospectus, SAI, shareholder reports and other shareholder communications to owners of and applicants for policies for which Shares of the Trust are serving or are to serve as an investment vehicle. The Company shall bear the costs of distributing proxy materials (or similar materials such as voting solicitation instruction) to Contract owners. The Company assumes sole responsibility for ensuring that such materials are delivered to Contract owners in accordance with applicable federal and state securities laws.

(b)                                 If the Company elects to include any materials provided by the Distributor, specifically Prospectuses, SAIs, shareholder reports and proxy materials, on its web site or in any other computer or electronic format, the Company assumes sole responsibility for maintaining such materials in the form provided by the Distributor and for promptly replacing such materials with all updates provided by the Distributor.

2.4                               The Company agrees and acknowledges that Janus International Holding LLC (“Janus Holding”) or its affiliate is the sole owner of the name and mark “Janus.” All references contained in this Agreement to “the name or mark ‘Janus’” shall include but not be limited to the Janus logo, the website www.janus.com and any and all electronic links relating to such website. Neither the Company, nor its affiliates, employees, or agents shall, without prior written consent of Janus Holding, use the name or mark “Janus” or make representations regarding the Distributor, Janus Services, the Trust, Janus Holding, or their affiliates, or any products or services sponsored, managed, advised, or administered by the Trust. Janus Holding, or their affiliates, except those contained in the then-current Prospectus and the then-current printed sales literature for the Shares of the Portfolios. The Company will make no use of the name or mark “Janus” except as expressly provided in this Agreement or expressly authorized by Janus Holding in writing. All goodwill associated with the name and mark “Janus” shall inure to the benefit of Janus Holding or its affiliate. Upon termination of this Agreement for any reason, the Company shall immediately cease any and all use of any Janus mark(s).

2.5                               The Company shall furnish, or cause to be furnished, to the Distributor or its designee, a copy of each Contract prospectus or statement of additional information in which the Trust or its investment adviser is named prior to the filing of such document with the SEC. The Company shall furnish, or shall cause to be furnished, to the Distributor or its designee, each piece of sales literature or other promotional material in which the Trust or its investment adviser is named, at least ten (10) Business Days prior to its use, or such lesser time as the Distributor may agree to in writing for a specific piece from time to time. No such material shall be used if the Distributor or its designee reasonably objects to such use within ten (10) Business Days after receipt of such material. The Distributor may, but is not obligated, to agree to a lesser time for review’ for a specific piece, upon reasonable request by the Company.

2.6                               The Company shall not give any information or make any representations or statements on behalf of the Trust or concerning the Trust or its investment adviser in connection with the sale of the Contracts other than information or representations contained in and accurately derived from the registration statement or Prospectus for the Trust Shares (as such registration statement and Prospectus may be amended or supplemented from time to time), reports of the Trust, Trust-sponsored proxy statements, or in sales literature or other promotional material approved by the Distributor or its designee, except as required by legal process or regulatory authorities or with the written permission of the Distributor or its designee.

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2.7                               The Distributor, or its designee shall furnish, or shall cause to be furnished, to the Company or its designee, each piece of sales literature or other promotional material in which the Company and/or its Accounts, are named at least ten (10) Business Days prior to its use. The Company reserves the right to reasonably object to the continued use of such material and no material shall be used if the Company so objects. The Company may, but is not obligated, to agree to a lesser time for review for a specific piece, upon reasonable request by the Distributor.

2.8                               Neither the Distributor, the Portfolios’ investment manager nor any of their designees, shall give any information or make any representations or statements on behalf of the Company or concerning the Company, the Accounts or the Contracts other than information or representations contained in and accurately derived from the registration statement or prospectus for the Contracts (as such registration statement and prospectus may be amended or supplemented from time to time), or in materials approved by the Company for distribution including sales literature or other promotional materials, except as required by legal process or regulatory authorities or with the written permission of the Company.

2.9                               The Distributor, on behalf of the Trust, will provide to the Company at least one definitive copy of all registration statements, prospectuses, SAIs, reports, proxy materials, sales literature and other promotional materials, and all supplements and amendments thereto, that relate to the Trust or its Shares, contemporaneously with the filing of such document with the SEC or the Financial Industry Regulatory Authority (“FINRA”) or as soon as reasonably practical thereafter.

2.10                        The Company will provide to the Distributor at least one definitive copy of all registration statements, prospectuses, SAIs, and all supplements and amendments thereto, that relate to the Trust or its Shares, contemporaneously with the filing of such document with the SEC, or as soon as reasonably practical thereafter.

2.11                        So long as, and to the extent that the SEC interprets the 1940 Act to require pass- through voting privileges for variable Contract owners, the Company will provide pass-through voting privileges to Contract owners whose cash values are invested, through the Accounts, in shares of the Trust. The Distributor shall require all Participating Insurance Companies to calculate voting privileges in the same manner and the Company shall be responsible for assuring that the Accounts calculate voting privileges in the manner established by the Distributor. With respect to each Account, the Company will vote Shares of the Trust held by the Account and for which no timely voting instructions from Contract owners are received as well as Shares it owns that are held by that Account, in the same proportion as those Shares for which voting instructions are received.

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ARTICLE III

Representations and Warranties

3.1                               The Company represents and warrants that:

(a)                                 it is an insurance company duly organized and in good standing under the laws of the State of Tennessee and that it has legally and validly established each Account as a segregated asset account under such law on the date set forth in Schedule A;

(b)                                 each Account has been registered or, prior to any issuance or sale of the Contracts, will be registered as a unit investment trust in accordance with the provisions of the 1940 Act;

(c)                                  the Contracts or interests in the Accounts (1) are or, prior to issuance, will be registered as securities under the 1933 Act or, alternatively (2) are not registered because they are properly exempt from registration under the 1933 Act or will be offered exclusively in transactions that are properly exempt from registration under the 1933 Act. The Company further represents and warrants that the Contracts will be issued in compliance in all material respects with all applicable federal and state laws, and that it has adopted procedures reasonably designed to comply in all material respects with applicable suitability and/or fiduciary requirements imposed by state or federal law in connection with the offer and sale of Contracts. The Company acknowledges that the Distributor is not responsible for the offering and sale of the Contracts.

(d)                                 it is, and shall carry out its activities under this Agreement, in compliance with all applicable anti-money laundering laws, rules and regulations including, but not limited to, the U.S.A. PATRIOT Act of 2001, P.L. 107-56. The Company further represents that it has policies and procedures in place to detect money laundering and terrorist financing, including the reporting of suspicious activity.

(e)                                  The Company is a “financial intermediary” as defined by SEC Rule 22c-2 of the 1940 Act (“The Rule”), and has entered into an appropriate agreement with the Distributor or one of its affiliates pursuant to the requirements of The Rule.

3.2                               The Distributor represents and warrants that:

(a)                                 it is duly organized and validly existing under the laws of the State of Delaware;

(b)                                 it is a member in good standing of the FINRA and is registered as a broker-dealer with the SEC;

(c)                                  the Trust is lawfully organized and validly existing under the laws of the State of Delaware and that it does and will comply in all material respects with the 1940 Act;

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(d)                                 the Trust Shares offered and sold pursuant to this Agreement will be registered under the 1933 Act and the Trust shall be registered under the 1940 Act prior to any issuance or sale of such Shares. The Trust shall amend its registration statement under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of its Shares. The Trust shall register and qualify its Shares for sale in accordance with the laws of the various states only if and to the extent deemed advisable by the Trust;

(e)                                  the investment adviser for the Trust is and shall remain duly registered in all material respects under all applicable federal and state securities laws and that the investment adviser shall perform its obligations for the Trust in compliance in all material respects with the laws of the State of Delaware and any applicable state and federal securities laws; and

3.3                               (a)                                 The Distributor, on behalf of the Trust, represents that the Trust will at all times invest money from the Contracts in such a manner to ensure that the Contracts will be treated as variable contracts under the Code and the regulations issued thereunder. Without limiting the scope of the foregoing, the Trust will at all times comply with Section 817(h) of the Code and Treasury Regulation 1.817.5, relating to the diversification requirements for variable annuity, endowment, or life insurance contracts and any amendments or other modifications to such Section or Regulations.

(b)                                 Under the terms of the Trust’s investment advisory agreement with the investment adviser, the investment adviser is and will be responsible for managing each Portfolio in compliance with that Portfolio’s investment objectives, policies and restrictions as set forth in the Trust prospectus. The Distributor, on behalf of the Trust, represents that these investment objectives, policies, and restrictions do and will include operating as a regulated investment company (“RIC”) in compliance with Subchapter M of the Code and Section 817(h) of the Code and regulations thereunder.

(c)                                  The Trust has adopted and will maintain procedures for ensuring that each Portfolio is managed in compliance with Subchapter M and regulations thereunder. The Trust’s investment adviser will maintain procedures for ensuring that each Portfolio is managed in compliance with Section 817(h) and regulations thereunder. In the event of a breach of this Section, the Distributor, on behalf of the Trust, represents that the Trust will take all reasonable steps (a) to notify the Company of such breach and the (b) to adequately diversify the affected Portfolio so as to achieve compliance within the grace period afforded by Regulation 1.817-5.

(d)                                 No later than 10 days after the end of each calendar quarter, the Trust will provide a certification to the Company stating that each Portfolio has complied with the diversification requirements of Section 817(h) of the Code, or if it has not complied with those requirements, setting forth the reason(s) for failing to comply and the steps the Trust will take to achieve compliance with these diversification requirements as to achieve compliance within the grace period afforded by Regulation 1.817-5.

(e)                                  The Distributor, on behalf of the Trust, represents that each Portfolio is or will be qualified as a RIC under Subchapter M of the Code, and that the Trust will make every effort to maintain such qualification (under Subchapter M or any successor or similar provisions) and that the Trust will notify the Company immediately upon having a reasonable basis for believing that a Portfolio has ceased to so qualify or that it might not so qualify in the future.

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3.4                               In the event of any noncompliance regarding the status of any Portfolio as a RIC in compliance with Subchapter M and/or noncompliance under Section 817(h), the Distributor, on behalf of the Trust, represents that the Trust will pursue those efforts necessary to enable that Portfolio to qualify once again for treatment as a RIC in compliance with Subchapter M and/or to be in compliance with Section 817(h), including cooperation in good faith with the Company. If the Trust does not so cure the noncompliance regarding that Portfolio’s status as a RIC under Subchapter M and/or the noncompliance under Section 817(h), the Distributor, on behalf of the Trust, represents that the Trust will cooperate in good faith with the Company’s efforts to obtain a ruling and closing agreement, as provided in Revenue Procedure 92-25 issued by the Internal Revenue Service (or any applicable ruling or procedure subsequently issued by the Internal Revenue Service), that the Portfolio satisfies the requirements of Subchapter M and/or compliance with Section 817(h), for the period or periods of noncompliance.

ARTICLE IV

Indemnification

4.1                               Indemnification By the Company. The Company agrees to indemnify and hold harmless the Trust. Distributor, Janus Services and each of its Trustees, officers, employees and agents and each person, if any, who controls the Trust, Distributor or Janus Services within the meaning of Section 15 of the 1933 Act, excluding any other insurance company whose separate account(s) invests in shares of the Trust, (collectively, the “Janus Indemnified Parties” for purposes of this Article IV) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Company) or expenses (including the reasonable costs of investigating or defending any alleged loss, claim, damage, liability or expense and reasonable legal counsel fees incurred in connection therewith) (collectively, “Losses”), to which the Janus Indemnified Parties may become subject under any statute or regulation, or at common law or otherwise, insofar as such Losses relate to the sale or acquisition of, or investment in, the Trust’s Shares or the Contracts and:

(a)                                 arise out of or are based upon any untrue statements or alleged untrue statements of any material fact contained in a registration statement or prospectus for the Contracts or in the Contracts themselves or in sales literature relating to the Company on behalf of the Contracts or Accounts (or any amendment or supplement to any of the foregoing) (collectively, the “Company Documents” for the purposes of this Article IV), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this indemnity shall not apply as to any Janus Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and was in conformity with written information furnished to the Company by or on behalf of the Distributor, the Trust, or the investment adviser to the Trust for use in Company Documents or otherwise for use in connection with the sale of the Contracts or the Shares; or

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(b)                         arise out of or result from statements or representations (other than statements or representations contained in and accurately derived from the Trust Documents as defined in Section 4.2(a)) or wrongful conduct of the Company or persons under its control, with respect to the sale or acquisition of the Contracts or the Shares; or

(c)                          arise out of or result from any untrue statement or alleged untrue statement of a material fact contained in the Trust Documents or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such statement or omission was made in reliance upon and in conformity with written information furnished to the Distributor by or on behalf of the Company; or

(d)                         arise out of or result from any material failure by the Company to provide the services or furnish the materials required under the terms of this Agreement; or

(e)                          arise out of or result from any material breach of any representation and/or warranty made by the Company in this Agreement or arise out of or result from any other material breach of this Agreement by the Company.

The Janus Indemnified Parties will promptly notify the Company of the commencement of any litigation or proceedings against them in connection with the issuance or sale of the Trust Shares (or shares of any Portfolio) or the Contracts or the operation of the Trust (or any Portfolio) to the extent such litigation or proceedings impact the Company’s indemnification obligations.

4.2                               Indemnification By the Distributor and Janus Services. The Distributor and Janus Services agree to indemnify and hold harmless the Company and each of its directors, officers, employees and agents and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act (collectively, the ‘‘Company Indemnified Parties” for purposes of this Article IV) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Distributor and/or Janus Services) or expenses (including the reasonable costs of investigating or defending any alleged loss, claim, damage, liability or expense and reasonable legal counsel fees incurred in connection therewith) (collectively, “Losses”), to which the Company Indemnified Parties may become subject under any statute or regulation, or at common law or otherwise, insofar as such Losses:

(a)                                 arise out of or are based upon any untrue statements or alleged untrue statements of any material fact contained in the registration statement or Prospectus for the Trust (or any amendment or supplement thereto), (collectively, the “Trust Documents” for the purposes of this Article IV), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this indemnity shall not apply as to any Company Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and was accurately derived from written information furnished to the Distributor or its agent by or on behalf of the Company for use in the Trust Documents or otherwise for use in connection with the sale of the Contracts or the Shares; or

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(b)                                 arise out of or result from statements or representations (other than statements or representations contained in and accurately derived from the Company Documents) or wrongful conduct of the Distributor or persons under its control, with respect to the sale or acquisition of the Contracts or the Shares; or

(c)                                  arise out of or result from any untrue statement or alleged untrue statement of a material fact contained in the Company Documents or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such statement or omission was made in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Distributor, the Trust, or the investment adviser to the Trust; or

(d)                                 arise out of or result from any material failure by the Distributor or Janus Services to provide the services or furnish the materials required under the terms of this Agreement; or

(e)                                  arise out of or result from any material breach of any representation and/or warranty made by the Distributor in this Agreement or arise out of or result from any other material breach of this Agreement by the Distributor or Janus Services.

4.3                               Neither the Company, the Distributor nor Janus Services shall be liable under the indemnification provisions of Sections 4.1 or 4.2, as applicable, with respect to any Losses incurred or assessed against an indemnified party that arise from such indemnified party’s willful misfeasance, bad faith or negligence in the performance of such indemnified party’s duties or by reason of such indemnified party’s reckless disregard of obligations or duties under this Agreement.

4.4                               Neither the Company, the Distributor nor Janus Services shall be liable under the indemnification provisions of Sections 4.1 or 4.2, as applicable, with respect to any claim made against an indemnified party unless such indemnified party shall have notified the other party in writing within a reasonable time after the summons, or other first written notification, giving information of the nature of the claim shall have been served upon or otherwise received by such indemnified party (or after such indemnified party shall have received notice of service upon or other notification to any designated agent), but failure to notify the party against whom indemnification is sought of any such claim shall not relieve that party from any liability which it may have to the indemnified party in the absence of Sections 4.1 and 4.2.

4.5                               In case any such action is brought against the indemnified parties, the indemnifying party shall be entitled to participate, at its own expense, in the defense of such action. The indemnifying party also shall be entitled to assume the defense thereof, with counsel reasonably satisfactory to the party named in the action. After notice from the indemnifying party to the indemnified party of an election to assume such defense, the indemnified party shall bear the fees and expenses of any additional counsel retained by it, and the indemnifying party will not be liable to the indemnified party’ under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

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ARTICLE V

Termination

5.1                               This Agreement shall continue in full force and effect until the first to occur:

(a)                                 termination by either party for any reason by one hundred and eighty (180) days advance written notice delivered to the other party.

(b)                                 termination by the Company by written notice to the Distributor with respect to any Portfolio based upon the Company’s determination that shares of such Portfolio are not reasonably available to meet the requirements of the Contracts, provided that such termination shall apply only to the Portfolio not reasonably available; or

(c)                                  termination by the Company by written notice to the Distributor with respect to any Portfolio in the event any of the Portfolio’s shares are not registered, issued or sold in accordance with applicable state and/or federal law or such law precludes the use of such shares as the underlying investment media of the Contracts issued or to be issued by the Company; or

(d)                                 termination by the Company or Distributor by written notice to the other party, if the party determines, in its sole judgment exercised in good faith, that either the Distributor, Trust, investment adviser to the Trust, or Company has suffered a material adverse change in its business, operations, financial condition or prospects since the date of this Agreement or is the subject of material adverse publicity; or

(e)                                  termination by the Company by written notice to the Distributor upon the sale, acquisition or change of control of the investment adviser to the Trust; or

(f)                                   termination by the Company or the Distributor by written notice to the other party upon a material breach of the Agreement by the other party; provided that the non-breaching counter party determines in its sole judgment exercised in good faith, that such breach would not be cured within a reasonable period of time or that such breach would have a material adverse effect upon the ability of any party to perform their obligations under this Agreement; or

(g)                                  termination by the Company in the event that formal administrative proceedings are instituted against the Trust, the investment adviser to the Trust, or the Distributor by the FINRA, the SEC, or any state securities or insurance department or any other regulatory body; provided, however, that the Company determines in its sole judgment exercised in good faith, that any such administrative proceedings will have a material adverse effect upon the ability of the Trust to serve as a funding vehicle for the Contracts or the Distributor to perform its obligations under this Agreement; or

(h)                                 termination by the Company by written notice to the Distributor with respect to any Portfolio in the event that such Portfolio ceases to qualify as a Regulated Investment Company under Subchapter M of the Code or under any successor or similar provision, or if the Company reasonably believes that the Fund may fail to so qualify; or

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(i)                                     termination by the Company by written notice to the Distributor with respect to any Portfolio in the event that such Portfolio fails to meet the diversification requirements specified in Article III hereof.

5.2                               Notwithstanding any termination of this Agreement, the Distributor shall, at the option of the Company, continue to make available additional shares of the Trust (or any Portfolio) pursuant to the terms and conditions of this Agreement for all Contracts in effect on the effective date of termination of this Agreement (hereinafter referred to as “Existing Contracts”). The parties agree to work in good faith, considering the circumstances that brought about the termination of the Agreement, to accommodate existing shareholders that continue to invest in the Trust, provided Sections 2.2 and 2.3 remain in effect.

5.3                               The provisions of Article IV shall survive the termination of this Agreement, and the provisions of Section 2.11 shall survive the termination of this Agreement as long as Shares of the Trust are held on behalf of Contract owners in accordance with Section 5.2.

ARTICLE VI

Notices

Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

If to the

Distributor:

Janus Distributors LLC

151 Detroit Street

Denver, Colorado 80206

Attention: General Counsel

Janus Services:

Janus Services LLC

151 Detroit Street

Denver, Colorado 80206

Attention: General Counsel

If to the Company:

Protective Life and Annuity Insurance Company

2801 Highway 280 South

Birmingham, AL 35223

Attention: Todd Thompson, Senior Vice President. Annuities

With a copy to:

Senior Associate Counsel – Variable Products

Protective Life Corporation

2801 Highway 280 South

Birmingham, AL 35223

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ARTICLE VII

Miscellaneous

7.1                               The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

7.2                               This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

7.3                               If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

7.4                               This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of State of New York.

7.5                               Each party shall cooperate with each other party and all appropriate governmental authorities (including without limitation the SEC, the Financial Industry Regulatory Authority and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby, to the extent practicable and except where a party’s respective interests are adverse to or in conflict with another party’s interests.

7.6                               The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.

7.8                               Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the prior written approval of the other party.

7.9                               No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties.

7.10                        Subject to the requirements of legal process and regulatory authority, each party hereto shall treat as confidential the names and addresses of the owners of the Contracts and all information reasonably identified as confidential in writing by any other party hereto and, except as permitted by this Agreement, shall not disclose, disseminate or utilize such names and addresses and other confidential information until such time as it may come into the public domain without the express written consent of the affected party.

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IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Participation Agreement as of the date and year first above written.

Janus Distributors LLC

By:	/s/ Russell P. Shipman
Name:	Russell P. Shipman
Title:	Senior Vice President

Janus Services LLC

By:	/s/ John Mari
Name:	John Mari
Title:	Vice President

Protective Life and Annuity Insurance Company

By:	/s/ Todd Thompson
Name:	Todd Thompson
Title:	Senior Vice President

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Schedule A

Separate Accounts and Associated Contracts

Contracts Funded
Name of Separate Account	By Separate Account

Variable Annuity Account A of Protective Life	Protective Variable Annuity NY II, B Series

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Schedule B

List of Portfolios

The Company may purchase Shares of the following Portfolios of the Trust. This Schedule B may be updated from time to time by written agreement of the Company and the Distributor.

Protective Life Dynamic Allocation Series – Conservative Portfolio

Protective Life Dynamic Allocation Series – Moderate Portfolio

Protective Life Dynamic Allocation Series – Growth Portfolio

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Schedule C

Order Submission and Processing

1.                                      Receipt of Instructions and Transmittal of Orders. The Company represents that it has adopted and implemented procedures reasonably designed to ensure that all Instructions delivered to Janus Services on any Business Day shall have been received by the Company from the Account by the close of trading (typically 4:00 p.m. Eastern Time (“ET”)) on the New York Stock Exchange (the “Close of Trading”) on such Business Day and that any Instructions received by it after the Close of Trading on any given Business Day will be transmitted to Janus Services on the next Business Day.

2.                                      Manual Transactions. Company may submit orders for purchase or redemption of shares by means of manual transactions via facsimile or other electronic transmission acceptable to Janus Services, in accordance with the following provisions shall apply:

(a)                                 Next Day Transmission of Orders. The Company will notify the Janus Services by 9:30 a.m. ET, on the next Business Day the aggregate amounts of purchase orders and redemption orders, that were placed by Contractholders in each Account by 4:00 p.m. ET on the prior Business Day (the “Trade Date”). Company represents that orders it receives after 4:00 p.m. ET on any given Business Day will be transmitted to the Janus Services using the following Business Day’s net asset value. Janus Services may process orders it receives after the 9:30 a.m. deadline using the net asset value next determined.

(i)                                     Purchases. All orders received by Company by 4:00 p.m. on a Business Day and communicated to the Janus Services by the 9:30 a.m. deadline shall be treated by the Janus Services as if received as of the close of trading on the Trade Date and the Janus Services will therefore execute orders at the net asset values determined as of the close of trading on the Trade Date. Company will initiate payment by wire transfer to a custodial account designated by Janus Services for the aggregate purchase amounts prior to 4:00 p.m. ET on the next Business Day following Trade Date.

(ii)                                  Redemptions. Aggregate orders for redemption of shares of the Portfolios will be paid in cash and wired from the Trust’s custodial account to an account designated by the Company. Janus Services will initiate payment by wire to Company or its designee proceeds of such redemptions on the next Business Day following Trade Date.

3.                                      Submission of Orders through NSCC. If the parties mutually agree to use the Fund/SERV system, Janus Services will accept trades submitted via the NSCC Systems in accordance with the following terms.

(a)                                 Obligations of Janus Services.

(i)                                     Transactions Subject to Fund/SERV. On each business day that the New York Stock Exchange is open for business on which the Portfolios determine their per share net asset values (“Business Day”), Janus Services shall accept, and effect, changes in its records upon receipt of purchase, redemption, exchanges, and registration instructions from the Company electronically through Fund/SERV (“Instructions”) without supporting documentation from the Accounts in accordance with the terms and conditions set forth in this Schedule 4. On each Business Day, Janus Services shall accept for processing any Instructions from the Company and shall process such Instructions in a timely manner. Purchases to an Account’s Portfolio account shall be posted to such account through nightly processing after both the account registration and purchase settlement have been received. Such purchase shall appear on the account record the following Business Day. Shares are ineligible for redemption until they are posted and appear on the account record.

(ii)                                  Performance of Duties. Janus Services shall perform any and all duties, functions, procedures and responsibilities assigned to it under this Agreement and as otherwise established by the NSCC. Janus Services shall maintain facilities, equipment and skilled personnel sufficient to perform the foregoing activities and to otherwise comply with the terms of this Agreement. Janus Services shall conduct each of the foregoing activities in a competent manner and in compliance with all applicable laws, rules and regulations, including NSCC rules and procedures relating to Fund/SERV. and in compliance with the then-current Prospectuses and SAIs of the Portfolios.

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(iii)                               Accuracy of Information, Transmissions Through, and Access to Fund/SERV. Confirmed trades and any other information provided by Janus Services to the Company through Fund/SERV and pursuant to this Agreement shall be accurate, complete, and in the format prescribed by the NSCC. Janus Services shall adopt, implement and maintain procedures reasonably designed to ensure the accuracy of all transmissions through Fund/SERV and to limit the access to, and the inputting of data into, Fund/SERV to persons specifically authorized by Janus Services.

(iv)                              Notice of Prospectus and SAI Revisions. The Portfolios shall provide the Company with reasonable notice of any material revisions to the Portfolios’ Prospectuses and SAIs as are necessary to enable the Company to fulfill its obligations under this Agreement.

(b)                         Obligations of the Company.

(i)                                     Transactions Subject to Fund/SERV. Except with respect to Instructions on behalf of business trading under NSCC indicator codes F through O (which include 529 underlying fund trades, share class conversion, health savings account, insurance fund transaction, non-qualified retirement plan, qualified retirement plan, omnibus distribution reconciliation, variable annuity, wrap program, and/or defined benefit plan) (“DCC&S Platform Business”), the Company represents that it has adopted and implemented procedures reasonably designed to ensure that all such Instructions received by it from an Account by the Close of Trading on any Business Day will be delivered to Janus Services on such Business Day. With respect to processing of Instructions on behalf of DCC&S Platform Business that the Company received by the Close of Trading on a Business Day, the Company will exercise its best efforts to:

(1)                                 transmit such Instructions to Janus Services through Fund/SERV by 6:00 a.m. ET on the next Business Day, or

(2)                                 otherwise notify Janus Services of such Instructions by 10:00 a.m. ET on the next Business Day. If the Company must deliver any Instructions to Janus Services on a certain Business Day for processing as of the prior Business Day due to systems problems or errors, such Instructions must be delivered by 10:00 a.m. ET to Janus Services on such Business Day. If Janus Services receives such Instructions after the 10:00 a.m. ET deadline and processes the Instructions, resulting in a loss to the Portfolios, the Company agrees to reimburse Janus Services for such loss upon receipt of a reclaim letter from Janus Services. Janus Services appoints the Company as its agent for the limited purpose of accepting orders for the purchase and redemption of shares of the Portfolios by the Company on behalf of its Accounts.

(ii)                                  Performance of Duties. The Company shall perform any and all servicing, duties, functions, procedures and responsibilities assigned to it under this Agreement and as otherwise established by the NSCC for customer accounts. The Company acknowledges that it may not set up customer accounts which require Janus Services to provide any services directly to underlying investors. The Company shall maintain facilities, equipment and skilled personnel sufficient to perform the foregoing activities and to otherwise comply with the terms of this Agreement. The Company shall conduct each of the forgoing activities in a competent manner and in compliance with all applicable laws, rules and regulations, including NSCC rules and procedures relating to Fund/SERV, and in compliance with the then-current Prospectuses and SAIs of the Portfolios.

(iii)                               Accuracy of Information, Transmissions Through, and Access to Fund/SERV. The Company has adopted and implemented procedures reasonably designed to ensure that trade, registration, and if applicable, broker/dealer information provided by the Company to Janus Services through Fund/SERV and pursuant to this Agreement shall be accurate, complete and, in the format prescribed by the NSCC. All Instructions by the Company regarding each Fund/SERV account shall be true and correct and will have been duly authorized by the Account under whose name the account appears in the records of the Company. The Company shall adopt, implement and maintain procedures reasonably designed to ensure the accuracy of all transmissions through Fund/SERV and to limit the access to, and the inputting of data into, Fund/SERV to persons specifically authorized by the Company.

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(iv)                              Information Relating to Fund/SERV Transactions. For each Fund/SERV transaction, including transactions establishing a customer account with Janus Services, the Company shall provide the Portfolios and Janus Services with all information necessary or appropriate to establish and maintain each Fund/SERV transaction (and any subsequent changes to such information) which the Company hereby certifies is, and shall remain, true and correct. The Company shall maintain documents required by the Portfolios or by applicable law, rules or regulations to effect Fund/SERV transactions.

(v)                                 As-of Transactions. Processing errors which result from any delay or error caused by the Company may be adjusted through Fund/SERV by the Company by the necessary transactions on an as-of basis and the cost to the Portfolio or Janus Services of such transactions shall be borne by the Company. As-of transactions more than 180 days old must be processed manually by Janus Services.

(vi)                              Duplicate Transactions and Payments. The Company acknowledges that as a result of the automated settlement features of NSCC’s Fund/SERV program. Janus Services’ compliance with redemption and/or settlement instructions involves a risk that the shareholder whose account is being redeemed may issue an inconsistent instruction, that the account being redeemed may be subject to backup or penalty withholding, or that a record date may occur while the redemption transaction is pending, resulting in a duplication transaction, overpayment, or dividend payment to the record owner. If Janus Services’ compliance with redemption and settlement instructions result in a duplicate transaction or overpayment, in addition to the procedures described above, the Company will, within two (2) business days after receipt of notice, refund all or any appropriate portion of any sums received by it in connection with such duplicate transaction or overpayment.

(vii)                           Trade Confirmation. Any information provided by Janus Services to the Company electronically through Fund/SERV and pursuant to this Agreement, shall satisfy the delivery obligations as outlined by SEC Rule 10b-10 and, as such. Janus Services has the informed consent of the Company to suppress the delivery of this information using paper-media. The Company will promptly verify accuracy of confirmations of transactions and records received by Janus Services through Fund/SERV.

(viii)                        Shareholder Reports and Other Documents; Solicitation of Proxies. The Company shall timely deliver to each Account all reports and other documents provided to it by the Portfolios or the Distributor as is required by applicable securities law and the Company’s agreement with the Account, provided that the Company has timely received copies of such reports and/or documents. The Portfolio or the Distributor and the Company shall cooperate with each other in the solicitation and voting of proxies on behalf of the Portfolios according to the Company’s fiduciary responsibility as written in the trust agreement or as required by state law or Federal Regulation.

(ix)                              Settlement of Transactions. For any purchase or redemption of Shares processed through Fund/SERV, Janus Services and the Company will settle all trades on the next Business Day following transmission of Instructions by the Company to Janus Services (the “Settlement Date”) in the manner provided by NSCC Fund/SERV Rules unless otherwise agreed to by the parties.

4.                                      Overpayments.

(a)                                 By Janus Services. In the event any overpayment is made to the Company by Janus Services, the Company shall promptly repay such overpayment to Janus Services after the Company receives notice of such overpayment.

(b)                                 By the Company. In the event any overpayment is made to Janus Services by the Company, Janus Services shall promptly repay such overpayment to the Company after Janus Services receives notice of such overpayment.

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5.                                      Pricing Adjustments. In the event an adjustment is made to the computation of the net asset value of Portfolio shares as reported to Company under paragraph 7, (1) the correction will be handled in a manner consistent with SEC guidelines and the Investment Company Act of 1940, as amended and (2) Janus Services shall notify Company as soon as practicable after discovering the need for any such adjustment. Notification may be made in the following manner:

(a)                                 Method of Communication

(i)                                     Manual Transactions. If the parties are not able to transmit or receive information through Fund/SERV, any corrections to the Portfolio prices should be communicated by electronic transmission acceptable to Janus Services, and will include for each day on which an adjustment has occurred the incorrect Portfolio price, the correct price, and corrective action to the Company’s back-office. Janus Services agrees that the Company may send a derivation of this notification (so long as such derivation is approved in advance by Janus Services) to Contract owners whose accounts are affected by the adjustment.

(ii)                                  Fund/SERV Transactions. If Company uses the National Securities Clearing Corporation’s Mutual Fund Settlement, Entry and Registration Verification (“Fund/SERV”) system, any corrections to the Portfolio prices for the prior trade date may be submitted through the Mutual Fund Profile in Fund/SERV with the correct Portfolio prices and applicable date.

(b)                                 To the extent a price adjustment results in a deficiency or excess to a Contractholder’s account, Company and Janus Services agree to evaluate the situation together on a case-by-case basis with the goal towards pursuing an appropriate course of action. To the extent the price adjustment was due to Janus Services’ error, Janus Services shall reimburse Contractholder’s account. Any administrative costs incurred for correcting Contractholder accounts will be at Company’s expense.